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                                                                    Exhibit 23



                      CONSENT OF INDEPENDENT ACCOUNTANTS




We consent to the incorporation by reference in the Registration Statement of General Growth Properties, Inc. on Forms S-3 (File Nos. 333-11067, 333-15907, 333-17021, 333-23035, 333-37247, 333-37383 and 333-41603) and the Registration
Statement on Forms S-8 (File Nos. 33-79372, 333-07241, 333-11237 and 333-28449)
of our reports dated February 9, 1998, on our audits of the consolidated financial statements and financial statement schedule of General Growth Properties, Inc. as of December 31, 1997 and 1996, and for the three years in the period ended December 31, 1997, which reports are included in this Annual Report on Form 10-K.



                                               Coopers & Lybrand L.L.P.


Chicago, Illinois
March 25, 1998